NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                              FOR IMMEDIATE RELEASE

                                                October 27, 2010

  Norfolk Southern reports third-quarter 2010 results

         For third-quarter 2010 vs. third-quarter 2009:

     Railway operating revenues increased 19 percent to $2.5 billion.

     Income from railway operations improved 33 percent to $746 million.

     Net income increased 47 percent to $445 million.

     Diluted earnings per share rose 47 percent to $1.19.

     The railway operating ratio improved by 3.2 percentage points to
     69.6 percent.

NORFOLK, VA -  Norfolk Southern Corporation today reported third-quarter 2010 net income of $445 million, an increase of 47 percent, compared with $303 million for third-quarter 2009.  Diluted earnings per share were $1.19, up 47 percent, compared with $0.81 per share in the third quarter of 2009.

        "Norfolk Southern delivered strong financial results as we experienced a fifth consecutive quarter of increased volumes," said CEO Wick Moorman.  "We continue to see an economy characterized by slow growth, but growth nonetheless.  We remain confident that our focus on strengthening service, controlling costs, and investing in our rail infrastructure and equipment will drive long-term shareholder value."

        Third-quarter railway operating revenues improved 19 percent to $2.5 billion, compared with the third quarter of 2009, primarily as the result of a 15 percent increase in traffic volume.

        General merchandise revenues were $1.3 billion, 16 percent higher compared with third-quarter 2009 results.  Coal revenues increased 24 percent, to $709 million, compared with the same period last year.  Intermodal revenues were $464 million, 19 percent higher compared with the third quarter of 2009.

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                                 World Wide Web Site:  www.nscorp.com

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

        Railway operating expenses for the third quarter were $1.7 billion, an increase of 14 percent over the same period of 2009.

        The railway operating ratio improved by 3.2 percentage points to 69.6 percent, compared with 72.8 percent during third-quarter 2009.

        Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                                 World Wide Web Site:  www.nscorp.com